Exhibit 3.2

Industry Canada		Industrie Canada

Certificate		Certificat
of Amendment		de modification

Canada Business		Loi canadienne sur
Corporations Act		les sociétés par actions

PATHEON, INC.			419970-7

Name of corporation-Dénomination de la société			Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:			Je certifie que les statuts de la societe susmentionnée ont été modifies:

a)	under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	a)	en vertu de l’article 13 de la Loi canadienne sur les sociétés par actions, conformément à l’avis ci-joint;

b)	under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	☒	b)	en vertu de l’article 27 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes désignant une série d’actions;

c)	under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;	☐	c)	en vertu de l’article 179 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes;

d)	under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	☐	d)	en vertu de l’article 191 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de réorganisation ci-jointes;

/s/ Richard G. Shaw			April 26, 2007 / le 26 avril 2007
Richard G. Shaw Director - Directeur			Date of Amendment – Date de modification

Industry Canada Canada Business Corporations Act	Industrle-Canada Lol canadienne sur les sociétés par actions	FORM 4 ARTICLES OF AMENDMENT (SECTIONS 27 OR 177)	FORMULAIRE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

1 – Name of the Corporation – Denomination sociale de la société PATHEON, INC.	2 – Corporation No. – No de la société 4199707

3 – The articles of the above-named corporation are amended as follows:	Les statuts de la société mentionnée ci-dessus sont modifiés de la façon sulvaate:

The authorized share capital of the Corporation is amended by:

(a) redesignating the issued and unissued common shares of the Corporation as restricted voting shares and substituting “restricted voting shares’ or “restricted voting share” for each reference in the articles of the Corporation to “common shares” or “common share”, respectively;

(b) increasing the authorized capital of the Corporation by creating 150,000 Class I Preferred Shares, Series C shares; and

(c) increasing the authorized capital of the Corporation by creating 150,000 Class I Preferred Shares, Series D shares.

The rights, privileges, restrictions and conditions attaching to the Class I Preferred Shares, Series C shares are set out on Schedule A annexed hereto and the rights, privileges, restrictions and conditions attaching to the Class I Preferred Shares, Series D shares are set out on Schedule B annexed hereto.

Signature /s/ Gregory Shepherd	Printed Name - Nom en lettres moulees Gregory Shepherd	4 – Capacity of – En qualité de Corporate Secretary	5 – Tel. No. – No de tél. 905 812 2125
FOR DEPARTMENTAL USE ONLY – A L USAGE DU MINISTERE SEULEMENT

[Canada]

SCHEDULE A

The Class I Preferred Shares, Series C (the “Series C Preferred Shares”) shall have the following rights, privileges, restrictions and conditions (the “Series C Provisions”) in addition to the rights, privileges, restrictions and conditions attaching to the Class I Preferred Shares as a class:

1.	Interpretation

1.1	Definitions

Where used in these Series C Provisions, the following terms shall, unless there is something in the context otherwise inconsistent therewith, have the meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Canada Business Corporations Act;

“Adjustment Election” has the meaning set out in Section 4.2;

“affiliate” has the meaning given to that term in NI 45-106;

“associate” has the meaning given to that term in NI 45-106;

“business day” means a day other than a Saturday, Sunday or any other statutory holiday in the City of Toronto, Ontario or New York, New York;

“Capital Reorganization” has the meaning given to that term in Section 5.3(b);

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Act (Ontario)) other than the Purchaser and its affiliates, of capital stock of the Company representing more than a majority of the aggregate ordinary voting power represented by the issued and outstanding voting securities of the Company; (b) if, during any period of up to 12 consecutive months, commencing on the Original Issue Date, individuals who at the beginning of such period (together with any new directors whose election or whose nomination for election by the stockholders was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved or was otherwise consented to by the directors elected by holders of Series D Preferred Shares) were directors of the Company shall cease for any reason (other than the death, disability or retirement of an officer of the Company that is serving as a director at such time so long as another officer of the Company replaces such person as a director or the replacement of designees of the Series C Holders pursuant to the terms hereof) to constitute a majority of the Board of Directors of the Company; or (c) the consummation of any merger, consolidation, amalgamation or similar scheme or arrangement pursuant to which the Company is not the surviving or resulting corporation and as a result of which the stockholders of the Company immediately prior to such transaction cease to own, directly or indirectly, beneficially or of record, at least a majority of the voting power of the outstanding shares of capital stock of the surviving or resulting corporation in such transaction;

“Conversion Notice” has the meaning given to that term in Section 5.1(b);

“Conversion Rate” at any time means the number of Restricted Voting Shares obtained when the Issue Price is divided by the Reference Price, subject to the cumulative effect of all adjustments contemplated by Section 4 and Section 5;

“Convertible Security” means any evidence of indebtedness, share or other security convertible into or exchangeable for Restricted Voting Shares;

“Current Market Price” of the Restricted Voting Shares on any date means the volume weighted average trading price per share at which the Restricted Voting Shares have traded in board lots on the TSX or, if the Restricted Voting Shares are not then listed on the TSX, on such stock exchange or automated quotation system on which such shares are listed or quoted as may be selected by the board of directors for such purpose or, if not listed on any stock exchange, in the over-the-counter market, in each case, as of the last full trading day prior to the date of determination;

“director” means a director of the Corporation for the time being and “directors” or “board of directors” means the board of directors of the Corporation and reference, without further elaboration, to any action by the directors means action by the directors of the Corporation as a board;

“Dividend Payment Date” has the meaning given to that term in Section 3.1(a);

“Fiscal Year” means, in respect of the Corporation, the twelve-month period ending October 31 in each year;

“herein”, “hereto”, “hereunder”, “hereof”, “hereby” and similar expressions mean or refer to these Series C Provisions and not to any particular section, paragraph, clause, subclause, subdivision or portion hereof and the expression “Section” followed by a number or a letter means and refers to the specified section of these Series C Provisions;

“Initial Adjustment Period” has the meaning set out in Section 4.1;

“Issue Price” means US$1,000 per Series C Preferred Share;

“Junior Shares” means any shares in the capital of the Corporation ranking after or subordinate to the Series C Preferred Shares as to the payment of dividends or the return of capital, including, without limiting the generality of the foregoing, the Restricted Voting Shares;

“Mandatory Conversion Date” has the meaning given to that term in Section 5.2(b);

“Mandatory Conversion Notice” has the meaning given to that term in Section 5.2(b);

“NI 45-106” means National Instrument 45-106 of the Canadian Securities Administrators;

“Maturity Date” means the tenth anniversary of the Original Issue Date;

“Option” means any right, option, warrant or other security carrying, or agreement pursuant to which any person has, a contingent or vested right to acquire Restricted Voting Shares or Convertible Securities;

“Original Issue Date” means the first date of issuance of Series C Preferred Shares, which is expected to be April 27, 2007;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executive, administrator, legal personal representative, estate group, corporation, unincorporated association organization, governmental authority, syndicate, or other entity, whether or not having legal status;

“Purchaser” means JLL Partners Fund V, L.P.;

“Reference Price” means US$4.77 (representing the approximate U.S. dollar equivalent of C$5.55 as at March 1, 2007), subject to adjustment in accordance with Section 5;

“Restricted Voting Share Reorganization” has the meaning given to that term in Section 5.3(a);

“Restricted Voting Shares” means the restricted voting shares without par value in the capital of the Corporation;

“Series C Holder” means a person recorded on the securities register of the Corporation as being the registered holder of one or more Series C Preferred Shares;

“Series C Liquidation Preference” as of any date, means the Issue Price per Series C Preferred Share subject to adjustment in accordance with Section 4, plus all accrued and unpaid dividends per Series C Preferred Share as of such date, calculated pursuant to Section 3.1(a);

“Series D Preferred Shares” means the Class I Preferred Shares, Series D in the capital of the Corporation;

“Stub Period Fraction” shall mean a fraction, (x) the denominator of which is equal to the number of days between the last Dividend Payment Date prior to the date of the conversion or Liquidation, as the case may be, and the next Dividend Payment Date after the date of the conversion or Liquidation, and (y) the numerator of which is equal to the number days elapsed from the last Dividend Payment Date to the date of such conversion or Liquidation; and

“TSX” means the Toronto Stock Exchange.

1.2	Gender, etc.

Words importing only the singular number include the plural and vice versa and words importing any gender include all genders.

1.3	Currency

Unless otherwise indicated, all monetary amounts referred to herein shall be in lawful money of Canada.

1.4	Headings

The division of these Series C Provisions into sections, paragraphs or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.5	Business Day

In the event that any date upon which any dividends on the Series C Preferred Shares are payable by the Corporation, or upon or by which any other action is required to be taken by the Corporation or any Series C Holder hereunder, is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or by the next succeeding day which is a business day.

2.	Voting Rights

The Series C Holders shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation which the holders of the Restricted Voting Shares are entitled to attend and shall have one vote at all such meetings of the shareholders of the Corporation for each Restricted Voting Share into which a Series C Preferred Share held is then convertible in respect of all matters to be voted on by the holders of Restricted Voting Shares, except for the election of directors. Except as set out in these Series C Provisions or as otherwise required by law, the Series C Preferred Shares and Restricted Voting Shares shall vote together as a single class. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all Restricted Voting Shares into which Series C Preferred Shares held by each holder could then be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3.	Dividends

3.1	Cash Dividend Entitlement

(a) After the Initial Adjustment Period, subject to Section 4.2, the Series C Holders, in priority to the holders of Restricted Voting Shares and any other Junior Shares, shall be entitled to receive and, subject to the Act, the Corporation shall pay, as and when declared by the board of directors out of monies properly applicable to the payment of dividends, cumulative preferential dividends, from October 28, 2009 through and including the date on which such dividends are paid at the annual rate of 8.50% of the applicable Series C Liquidation Preference per Series C Preferred Share, payable in arrears on the 27th day of each of July, October, January and April (the “Dividend Payment Date”), commencing on January 27, 2010; provided that accumulated and unpaid dividends for any prior quarterly period may be paid at any time. Subject to Section 4.2, such dividends shall be deemed to accrue on the Series C Preferred Shares from October 28, 2009 and be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(b) From and after the conversion of any Series C Preferred Share into Restricted Voting Shares, (i) the Series C Holder of such Series C Preferred Share shall not be entitled to the payment of any accrued and unpaid cumulative dividends on such Series C Preferred Share referred to in Section 3.1(a) above, whether or not theretofore declared by the board of directors, and (ii) such Series C Holder shall be deemed to have waived its entitlement to receive any such dividends on such Series C Preferred Share but shall be entitled to all dividends declared and paid on the Restricted Voting Shares on or after such conversion.

3.2	Restriction on Dividends on Junior Shares

Commencing with the Fiscal Year ending October 31, 2010, no dividends or distributions shall be paid on the Junior Shares, and no Junior Shares shall redeemed, repurchased or otherwise acquired for value by the Company, in any Fiscal Year until dividends on the Series C Preferred Shares in the full preferential amount specified in. Section 3.1(a), less the amount of any such dividends otherwise payable on a Dividend Payment Date in respect of which the Corporation has made the Adjustment Election pursuant to Section 4.2 (or such Adjustment Election has been to deemed to have been made as provided below), have been declared and paid during such Fiscal Year.

4.	Periodic Adjustments

4.1	Initial Adjustment Period

During the period from the Original Issue Date to and including October 27, 2009 (the “Initial Adjustment Period”), on the 27th day of each of July, October, January and April no dividends shall be payable on the Series C Preferred Shares, but each of the Series C Liquidation Preference and the Conversion Rate shall be automatically adjusted by multiplying each of the Series C Liquidation Preference and the Conversion Rate in effect immediately prior to such date by 1.02125. Accordingly, on the dates set out below, for illustrative purposes, the Series C Liquidation Preference per Series C Preferred Share and the Conversion Rate, assuming that no other adjustment to the Reference Price is required pursuant to Section 5, will be as follows:

Date	Series C Liquidation Preference	Conversion Rate

July 27, 2007	$1,021.25	214.1644

October 27, 2007	$1,042.95	218.7154

January 27, 2008	$1,065.11	223.3631

April 27, 2008	$1,087.74	228.1096

July 27, 2008	$1,110.85	232.9569

October 27, 2008	$1,134.46	237.9072

January 27, 2009	$1,158.57	242.9628

April 27, 2009	$1,183.19	248.1257

July 27, 2009	$1,208.33	253.3984

October 27, 2009	$1,234.01	258.7831

4.2	Adjustment Election

(a) Notwithstanding Section 3.1(a), after the Initial Adjustment Period, in lieu of payment or accumulation of dividends to which the Series C Holders would otherwise be entitled on any Dividend Payment Date pursuant to Section 3.1(a), the Corporation may elect (the “Adjustment Election”) to instead adjust each of the Series C Liquidation Preference and the Conversion Rate on such Dividend Payment Date by multiplying each of the Series C Liquidation Preference and the Conversion Rate in effect immediately prior to such Dividend Payment Date by 1.02125.

(b) If the Corporation determines to make the Adjustment Election in respect of a Dividend Payment Date, it shall deliver or cause to be delivered, in accordance with Section 9, a notice of such election (the “Adjustment Election Notice”) at least 10 days before such Dividend Payment Date to the Series C Holders at their last addresses as the same appear on the books of the Corporation. The Adjustment Election Notice, if delivered in the manner herein provided, shall be conclusively deemed to have been duly given, whether or not the Series C Holders receive such notice. Each such Adjustment Election Notice shall specify the Dividend Payment Date in respect of which such election is made and shall set out the Series C Liquidation Preference and the Conversion Rate immediately before and after giving effect to the adjustment thereof pursuant to Section 4.2(a).

(c) In the event that the Company fails to give the notice required by Section 4.2(b) and fails to make payment of the required dividend in cash, the Conversion Rate shall be adjusted as provided in Section 4.2(b) as though the Company had given an Adjustment Election Notice with respect to such Dividend Payment Date.

4.3	Adjustments Cumulative; Pro Rata Adjustment for Partial Periods

(a) For the avoidance of doubt, all adjustments to the Conversion Rate contemplated by this Section 4 shall be cumulative in effect and each adjustment shall be applied to the

Conversion Rate as adjusted on the immediately prior Dividend Payment Date, subject to adjustment of the Reference Price pursuant to Section 5 hereof. In the event of any adjustment to the Reference Price pursuant to Section 5 hereof, the Conversion Rate shall be calculated to give effect to all prior adjustments contemplated by this Section 4 as though the Reference Price as adjusted pursuant to Section 5 were the Reference Price from the Original Issue Date, and all adjustments to the Conversion Rate pursuant to this Section 4 were then applied.

(b) In the event of any conversion of the Series C Preferred Shares pursuant to Section 5 hereof at a time between Dividend Payment Dates, either (i) if the conversion occurs during the Initial Adjustment Period or if the conversion occurs after the Initial Adjustment Period and the Corporation so elects, the Conversion Rate then in effect shall be multiplied by the sum of (A) one (1) plus (B) (x) 0.02125 multiplied by (y) the Stub Period Fraction, or (ii) if the conversion occurs after the Initial Adjustment Period and the Corporation elects not to make the adjustment described in (i) above, the Corporation shall pay to the holder of such shares an amount equal to the product of (A) 0.02125 and (B) the Stub Period Fraction.

5.	Conversion

5.1	Optional Conversion

(a) Upon and subject to the terms and conditions set out in this Section 5.1, the Series C Holders shall have the right, at any time and from time to time, to convert all or any part of their Series C Preferred Shares into that number of fully paid and non-assessable Restricted Voting Shares that is equal to the number of Series C Preferred Shares to be converted multiplied by the Conversion Rate in effect on the date of conversion.

(b) The conversion right provided for in Section 5.1(a) may be exercised by any Series C Holder by delivery of a notice in writing (the “Conversion Notice”), together with the certificate or certificates representing the Series C Preferred Shares in respect of which the Series C Holder wishes to exercise its right of conversion and delivering such certificate or certificates to the Secretary of the Corporation at the Corporation’s registered office. The Conversion Notice shall be signed by such holder or by its duly authorized attorney or agent and shall specify the number of Series C Preferred Shares which the Series C Holder desires to have converted. If less than all the Series C Preferred Shares represented by a certificate or certificates are to be converted, the Series C Holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series C Preferred Shares represented by the surrendered certificate or certificates that are not to be converted.

(c) The share certificates representing any Restricted Voting Shares issued upon the conversion of Series C Preferred Shares shall be issued at the expense of the Corporation in the name of the registered holder of the Series C Preferred Shares converted or in such name or names as the registered holder may direct in writing. In any case where the Restricted Voting Shares are to be issued in the name of a person other than the holder of the converted Series C Preferred Shares, the transfer form on the back of the certificates in question shall be endorsed by the registered holder of the Series C Preferred Shares or its duly authorized attorney or agent.

(d) Each Series C Holder who elects to convert its Series C Preferred Shares, in whole or in part (or any other person or persons in whose name or names any certificates representing Restricted Voting Shares are issued as provided in Section 5.1(c)), shall be deemed to have become the holder of record of the Restricted Voting Shares into which such Series C Preferred Shares are converted, for all purposes, on the date of receipt by the Corporation of a duly completed Conversion Notice and the certificate or certificates representing the Series C Preferred Shares to be converted as provided in Section 5.1(b) and, effective as of such date, the Series C Holder shall cease to be registered as the holder of record of the Series C Preferred Shares so converted.

5.2	Mandatory Conversion

(a) Upon and subject to the terms and conditions set out in this Section 5.2, at any time after the Initial Adjustment Period, if the Current Market Price exceeds 165% of the then applicable Reference Price during any sixty (60) consecutive trading days on the TSX, the Corporation shall have the right to require the Series C Holders to convert all, but not less than all, of their Series C Preferred Shares into that number of fully paid and non-assessable Restricted Voting Shares that is equal to the number of Series C Preferred Shares to be converted multiplied by the Conversion Rate in effect on the date of conversion (as adjusted pursuant to Section 4.3(b)).

(b) If the Corporation determines to require that all of the outstanding Series C Preferred Shares be converted into Restricted Voting Shares pursuant to Section 5.2(a), it shall fix a date for conversion (the “Mandatory Conversion Date”) and it shall deliver or cause to be delivered, in accordance with Section 9, a notice of such conversion (the “Mandatory Conversion Notice”) at least 10 days prior to the Mandatory Conversion Date to the Series C Holders at their last addresses as the same appear on the books of the Corporation. The Mandatory Conversion Notice, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Series C Holders receive such notice. The Mandatory Conversion Notice shall specify the Mandatory Conversion Date, the number of Restricted Voting Shares into which each Series C Preferred Share is to be converted, the place or places for surrender of certificates representing such Series C Preferred Shares and that such Restricted Voting Shares will be delivered upon presentation and surrender of certificates representing such Series C Preferred Shares. The Mandatory Conversion Notice shall be accompanied by a certificate of an officer of the Corporation certifying that the Current Market Price has exceeded 165% of the then applicable Reference Price during any sixty (60) consecutive trading days on the TSX.

(c) As promptly as practicable upon receipt of a Mandatory Conversion Notice, but in any event within 5 business days after receipt thereof, each Series C Holder shall surrender the certificate or certificates for such Series C Preferred Shares, duly endorsed, at a place designated for such surrender. The share certificates representing any Restricted Voting Shares issued upon the conversion of Series C Preferred Shares shall be issued at the expense of the Corporation in the name of the registered holder of the Series C Preferred Shares converted or in such name or names as the registered holder may direct in writing. In any case where the Restricted Voting Shares are to be issued in the name of a person other than the holder of the converted Series C Preferred Shares, the transfer form on the back of the certificates in question shall be endorsed by the registered holder of the Series C Preferred Shares or its duly authorized attorney or agent.

(d) As promptly as practicable after the later of the Mandatory Conversion Date and the satisfaction of the requirements for surrender set forth in Section 5.2(c), but in any event within 5 business days after receipt thereof, the Corporation shall issue and deliver to such Series C Holder at the address designated in such instructions a certificate or certificates for the number of Restricted Voting Shares specified in the Mandatory Conversion Notice in accordance with this Section 5.2.

(e) Each Series C Holder (or any other person or persons in whose name or names any certificates representing Restricted Voting Shares are issued as provided in Section 52(c)), shall be deemed to have become the holder of record of the Restricted Voting Shares into which such Series C Preferred Shares are converted, for all purposes, on the Mandatory Conversion Date and, effective as of such date, the Series C Holder shall cease to be registered as the holder of record of the Series C Preferred Shares so converted.

5.3	Anti-Dilution Adjustments

(a) If and whenever at any time and from time to time the Corporation shall: (i) subdivide, redivide or change its then outstanding Restricted Voting Shares into a greater number of Restricted Voting Shares; (ii) reduce, combine or consolidate or change its then outstanding Restricted Voting Shares into a lesser number of Restricted Voting Shares; or (iii) issue Restricted Voting Shares or Convertible Securities to the holders of all or substantially all of its then outstanding Restricted Voting Shares by way of stock dividend or other distribution (any of such events being herein called a “Restricted Voting Share Reorganization”), the Conversion Rate shall be adjusted effective immediately after the record date at which the holders of Restricted Voting Shares are determined for the purpose of the Restricted Voting Share Reorganization by adjusting the Reference Price to a Reference Price that is the product of (i) the Reference Price in effect on the record date, and (ii) a fraction:

(i)	the numerator of which shall be the number of Restricted Voting Shares outstanding on the record date before giving effect to the Restricted Voting Share Reorganization; and

(ii)	the denominator of which shall be the number of Restricted Voting Shares outstanding after the completion of such Restricted Voting Share Reorganization (but before giving effect to the issue of any Restricted Voting Shares issued after such record date otherwise than as part of such Restricted Voting Share Reorganization), including, in the case where securities exchangeable or convertible into Restricted Voting Shares are distributed, the number of Restricted Voting Shares that would have been outstanding had such securities been exchanged for or converted into Restricted Voting Shares on such record date.

(b) If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this Section 5.3 or a consolidation, merger, arrangement or amalgamation (statutory or otherwise) of the Corporation with or into another body corporate (any such event being called a “Capital Reorganization”), any Series C Holder who has not exercised its right of conversion prior to the record date for such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right at any time after the record date for such Capital Reorganization, in lieu of the number of Restricted Voting Shares to which it was theretofore entitled upon conversion, the amount of cash or other property or the aggregate number of shares or other securities of the Corporation or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the record date, such holder had been the registered holder of the number of Restricted Voting Shares to which it was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in Section 5.3(a). No such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the Series C Holders shall thereafter be entitled to receive such cash or other property, or the number of shares or other securities of the Corporation or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization.

5.4	Rules for Adjustment of Reference Price

The following rules and procedures shall be applicable to adjustments of the Reference Price made pursuant to Section 5.3:

(a)	forthwith after any adjustment in the Reference Price, the Corporation shall deliver to each of the Series C Holders a certificate setting out the amount of such adjustment and, in reasonable detail, the event requiring and the manner of computing such adjustment; and

(b)	any question or issue that at any time or from time to time arises with respect to the Reference Price or any adjustment in the amount of the Reference Price shall be conclusively determined by the auditors from time to time of the Corporation and shall be binding upon the Corporation and all holders of the Series C Preferred Shares and Restricted Voting Shares.

5.5	Notice of Certain Events

If the Corporation intends to fix a record date for any Restricted Voting Share Reorganization (other than a subdivision, consolidation or reclassification) or Capital Reorganization, the Corporation shall, not less than 10 days prior to such record date, notify each Series C Holder of such intention by written notice setting forth the particulars of such Restricted Voting Share Reorganization or Capital Reorganization in reasonable detail. The Series C Holders may waive the giving of any such notice in the manner provided for the giving of consents and approvals of the Series C Holders contained in Section 9.

5.6	No Fractional Shares

No fractional Restricted Voting Shares shall be issuable on the conversion of Series C Preferred Shares. In any case where a fraction of a Restricted Voting Share would otherwise be issuable on conversion of one or more Series C Preferred Shares, the aggregate number of Restricted Voting Shares to be issued upon such conversion shall be rounded to the nearest whole number, with one-half being rounded up.

5.7	Reservation of Restricted Voting Shares

So long as any of the Series C Preferred Shares are outstanding and entitled to the right of conversion herein provided, the Corporation shall at all times reserve and hold out of its unissued Restricted Voting Shares a sufficient number of unissued Restricted Voting Shares to enable all of the Series C Preferred Shares outstanding to be converted upon the basis and upon the terms and conditions herein provided in this Section 5.

6.	Liquidation Entitlement

(a) In the event of a liquidation, dissolution or winding up of the Corporation, or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs (a “Liquidation”), there will be paid to each Series C Holder, in respect of each Series C Preferred Share held by such holder, in preference to and priority over any distribution or payment on any other share in the capital of the Corporation, the greater of (i) the Series C Liquidation Preference and (ii) (x) the amount per Restricted Voting Share that would be paid to the holder of a Restricted Voting Share in the Liquidation of the Company multiplied by (y) the Conversion Rate then in effect, and after such payment such Series C Holder shall not be entitled to participate in any further distribution of property or assets of the Corporation.

(b) In the event of any Liquidation that takes place at a time between Dividend Payment Dates, the Series C Liquidation Preference then in effect shall be multiplied by the sum of (i) one (1) plus (ii) (x) 0.02125 multiplied by (y) the Stub Period Fraction.

7.	Redemption

7.1	Mandatory Redemption

(a) The Corporation shall not be entitled to redeem any Series C Preferred Shares, except in accordance with this Section 7.1.

(b) Subject to the Act, on the Maturity Date, the Corporation shall redeem all, but not less than all, of the then outstanding Series C Preferred Shares for cash at a redemption price per Series C Preferred Share equal to the Series C Liquidation Preference as of such date.

(c) Subject to the Act, upon the occurrence of a Change of Control, the Corporation shall redeem all, but not less than all, of the then outstanding Series C Preferred Shares for cash at a redemption price per Series C Preferred Share equal to the greater of (a) the Series C Liquidation Preference and (b) the product of (i) the cash consideration per Restricted Voting Share, if any, to be received by the holders thereof pursuant to the Change of Control transaction and (ii) the Conversion Rate then in effect.

7.2	Rules and Procedures for Redemption

All redemptions of Series C Preferred Shares shall be in accordance with the following rules and procedures:

(i)	subject as provided in paragraph (ii), on any redemption the Corporation shall, at least 30 days and not more than 60 days before the redemption is to take place, give notice of redemption to each Series C Holder who at the date the notice is given is the registered holder of a Series C Preferred Share to be redeemed, but accidental failure to give any such notice to one or more such holders shall not affect the validity of the redemption;

(ii)	a Series C Holder may waive notice of redemption or consent to the abridgement of the time for giving such notice, and if the notice is waived the Corporation shall be deemed to have given a notice specifying as the date for redemption the date the redemption actually occurs;

(iii)	a notice of redemption will set out the date on which redemption is to take place, the applicable redemption price, the number of Series C Preferred Shares to be redeemed, the place or places for surrender of certificates representing such Series C Preferred Shares and that the applicable redemption price will be delivered upon presentation and surrender of certificates representing such Series C Preferred Shares;

(iv)	on or after the date specified for redemption in such notice the Corporation will, on presentation and surrender at a place designated for such surrender of the certificate or certificates for the Series C Preferred Shares to be redeemed, pay or cause to be paid, to or to the order of the Series C Holder, the applicable redemption price therefor;

(v)	a Series C Preferred Share in respect of which the applicable redemption price is paid as provided herein shall thereupon be and be deemed to be redeemed and the certificate or certificates representing such Series C Preferred Shares shall be cancelled;

(vi)	after the date for redemption specified in a notice of redemption, the holder of a Series C Preferred Share called for redemption shall not be entitled to exercise any of the rights of a holder thereof unless payment of the applicable redemption price is not made on presentation of the certificate or certificates therefor in accordance with the provisions hereof, in which case the rights of the holder will thereupon be restored;

(vii)

if a Series C Holder fails to present and surrender the certificate or certificates evidencing the Series C Preferred Shares before the expiration of 15 days after the date specified for redemption, the Corporation may deposit the applicable redemption price for the Series C Preferred Shares to be redeemed in a special account in any chartered bank or trust company in Ontario to be paid without interest to or to the order of the holder upon presentation and surrender to such bank or trust company of the certificate or certificates, and upon the malting of such deposit every Series C Preferred Share in respect of which the deposit is made will and will be deemed to be redeemed and the rights of the holder thereof after such deposit will be limited to receiving without interest the applicable redemption price therefor so deposited against presentation and surrender of the certificate or certificates; and

(viii)	where notice of redemption has been given by the Corporation, no transfer of any Series C Preferred Shares may be made by a Series C Holder to whom the particular notice was directed.

8.	Certain Transfers

(a) The Series C Preferred Shares shall not be transferable, except for: (i) a transfer to any affiliate of the Purchaser, (ii) a transfer of 100% of the outstanding Series C Preferred Shares to a purchaser who has offered to purchase all of the outstanding Restricted Voting Shares for a per share consideration equivalent to the quotient of the consideration paid per Series C Preferred Share and the Conversion Rate in effect on the date of the transfer and take up of all deposited shares under the offer and otherwise on the same terms as for the purchase of the Series C Preferred Shares; or (iii) any transfer of Series C Preferred Shares alone or together with Restricted Voting Shares pursuant to a transaction under circumstances, including an exempt take-over bid, in which no applicable Canadian securities legislation would have required that the same offer or a follow-up offer be made to the holders of Restricted Voting Shares if the sale had been a sale of Restricted Voting Shares rather than Series C Preferred Shares alone or Series C Preferred Shares together with Restricted Voting Shares (provided that, for this purpose, (A) the number of Series C Preferred Shares purchased under the transaction and the number of Series C Preferred Shares held by the transferee, if any, shall be deemed to be the product of the number of such Series C Preferred Shares and the Conversion Rate in effect on the date of the transfer, (B) such Series C Preferred Shares shall be deemed to be outstanding Restricted Voting Shares and (C) the per share consideration paid shall be deemed to be the quotient of the consideration paid per Series C Preferred Share sold and the Conversion Rate in effect on the date of the transfer).

(b) If any Series C Preferred Shares are transferred to an affiliate of the Purchaser pursuant to Section 8(a)(i) and such transferee subsequently ceases to be an affiliate of the Purchaser, all Series C Preferred Shares held by such transferee shall be deemed to be transferred for the purposes of Section 8(a) as of the date on which such transferee ceases to be an affiliate of the Purchaser.

9.	Notices

Any notice required or permitted to be given to any Series C Holder shall be delivered by courier or by mail to such holder at its address as it appears on the records of the Corporation. Any such notice shall be deemed to be received on the earlier of (i) the date of actual receipt and (ii) two business days following the date on which the notice is sent.

SCHEDULE B

The Class I Preferred Shares, Series D (the “Series D Preferred Shares”) shall have the following rights, privileges, restrictions and conditions (the “Series D Provisions”) in addition to the rights, privileges, restrictions and conditions attaching to the Class I Preferred Shares as a class:

1.	Interpretation

1.1	Definitions

Where used in these Series D Provisions, the following terms shall, unless there is something in the context otherwise inconsistent therewith, have the meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Canada Business Corporations Act;

“business day” means a day other than a Saturday, Sunday or any other statutory holiday in the City of Toronto, Ontario or New York, New York;

“director” means a director of the Corporation for the time being and “directors” or “board of directors” means the board of directors of the Corporation and reference, without further elaboration, to any action by the directors means action by the directors of the Corporation as a board;

“herein”, “hereto”, “hereunder”, “hereof”, “hereby” and similar expressions mean or refer to these Series D Provisions and not to any particular section, paragraph, clause, subclause, subdivision or portion hereof, and the expression “Section” followed by a number or a letter means and refers to the specified section of these Series D Provisions;

“JLL” means JLL Patheon Holdings, LLC;

“JLL Representative Number” means:

(a)	if JLL holds at least 90,000 Series C Preferred Shares (or the corresponding number of Restricted Voting Shares issued upon the exercise of conversion rights attaching to the Series C Preferred Shares), then the JLL Representative Number shall be three (3);

(b)	if JLL holds at least 45,000, but fewer than 90,000, Series C Preferred Shares (or the corresponding number of Restricted Voting Shares issued upon the exercise of conversion rights attaching to the Series C Preferred Shares), then the JLL Representative Number shall be two (2);

(c)	if JLL holds at least 22,500, but fewer than 45,000, Series C Preferred Shares (or the corresponding number of Restricted Voting Shares issued upon the exercise of conversion rights attaching to the Series C Preferred Shares), then the JLL Representative Number shall be one (1).

“Restricted Voting Shares” means the restricted voting shares without par value in the capital of the Corporation;

“Series C Holder” means a person recorded on the securities register of the Corporation as being the registered holder of one of more Series C Preferred Shares;

“Series C Preferred Shares” means the Class I Preferred Shares, Series C in the capital of the Corporation; and

“Series D Holder” means a person recorded on the securities register of the Corporation as being the registered holder of one or more Series D Preferred Shares.

1.2	Gender etc.

Words importing only the singular number include the plural and vice versa and words importing any gender include all genders.

1.3	Currency

Unless otherwise indicated, all monetary amounts referred to herein shall be in lawful money of Canada.

1.4	Headings

The division of these Series D Provisions into sections, paragraphs or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.5	Business Day

In the event that any date upon which any action is required to be taken by the Corporation or any Series D Holder hereunder, is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or by the next succeeding day which is a business day.

2.	Voting Rights

The Series D Holders shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation which the holders of the Restricted Voting Shares and the Series C Holders are entitled to attend. The Series D Holders, voting separately as a class, shall have the right to elect the JLL Representative Number of directors of the Corporation from time to time and shall not be entitled, as such, to vote in the election of the remaining directors of the Corporation. Except as provided in the immediately preceding sentence or as otherwise required by the Act, the Series D Holders shall not be entitled, as such, to vote at any meeting of the shareholders of the Corporation. The Series D Holders may exercise their right to elect the JLL Representative Number of directors pursuant to this Section 2 by one or more instruments in writing signed by holders of a majority of the Series D Preferred

Shares then outstanding or by a resolution passed by a majority of the votes cast at a meeting of the Series D Holders duly called and held for that purpose.

3.	Dividends

The Class D Holders shall not be entitled, as such, to receive any dividends.

4.	Liquidation Entitlement

In the event of a liquidation, dissolution or winding up of the Corporation, or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the Series C Holders, there will be paid to each Series D Holder, in respect of each Series D Preferred Share held by such holder, in preference to and priority over any distribution or payment on any other share in the capital of the Corporation other than the Series C Preferred Shares, the amount of $0.0001, and after such payment such Series D Holder shall not be entitled to participate in any further distribution of property or assets of the Corporation.

5.	Automatic Cancellation

The Series D Preferred Shares shall automatically be cancelled, without any further action on the part of the Corporation, if JLL at any time ceases to hold at least 22,500 Series C Preferred Shares (or the corresponding number of Restricted Voting Shares issued upon the exercise of conversion rights attaching to the Series C Preferred Shares).

6.	Notices

Any notice required or permitted to be given to any Series D Holder shall be delivered by courier or by mail to such holder at its address as it appears on the records of the Corporation. Any such notice shall be deemed to be received on the earlier of (i) the date of actual receipt and (ii) two business days following the date on which the notice is sent.